Exhibit 10.152

                            PARTICIPATION AGREEMENT
                   OUTER CONTINENTAL SHELF - GULF OF MEXICO

This Participation Agreement ("Agreement") is entered into effective December 4, 1996 by and between Santa Fe Energy Resources, Inc. ("Santa Fe") and Reading & Bates Development Co. ("RB"). Santa Fe and RB may hereinafter be referred to individually as "Party" or collectively as "Parties".

In consideration of the mutual covenants and obligations contained herein, the parties hereby agree to the following basic terms and conditions under which RB shall acquire an interest in certain Outer Continental Shelf ("OCS") Gulf of Mexico leases from Santa Fe with the intent that the Parties will jointly explore and develop such leases pursuant to a mutually acceptable program ("Program").

1. The Gulf of Mexico leases ("Leases"), blocks ("Blocks") and prospects ("Prospects") covered by this Agreement are the following:

      a.    Prospect Tourmaline
            (i)   Lease OCS - G 16404, Ship Shoal, South Addition, Block 365
            (ii)  Lease OCS - G 16405, Ship Shoal, South Addition, Block 366

      b.    Prospect Emerald
            (i)   Lease OCS - G 16567, Ewing Bank, Block 786
            (ii)  Lease OCS - G 16568, Ewing Bank, Block 787

      c.    Prospect Ruby
            (i)   Lease OCS - G 16578, Ewing Bank, Block 919
            (ii)  Lease OCS - G 16579, Ewing Bank, Block 920

      d.    Prospect Amundsen
            (i)   Lease OCS - G 17251, East Breaks, Block 335

      e.    Prospect Knight
            (i)   Lease award pending, Garden Banks, Block 372

2. Santa Fe holds 100% record title interest in all of the Leases. Santa Fe was high bidder at OCS Lease Sale 161 for Garden Banks, Block 372 and anticipates lease award of 100% record title before December 31, l996.

3. RB will acquire an undivided fifty percent (50%) interest in the Leases by agreeing to pay 100% of the initial exploration and drilling costs on the Leases incurred after the Closing up to a maximum of $24,353,610, as provided in this paragraph 3. In the event the Minerals Management Service ("MMS") does not award the lease for Garden Banks, Block 372 to Santa Fe, RB's maximum obligation to pay 100% of costs will be reduced from $24,353,610 to $21,665,522. Thereupon, said Block will no longer be covered by this Agreement, but it will still be subject to the Confidentiality Agreement dated October 22, 1996, by and between Santa Fe and RB.

      Closing shall occur in the offices of Santa Fe on December 11, 1996 or such other time as may be mutually agreed by the Parties. At Closing, RB agrees to pay a cash advance of $12,176,805 to Santa Fe, as Operator, to fund 50% of RB's obligation to pay 100% of the initial exploration and drilling costs as described above. Santa Fe will cash call RB for the remaining 50% as costs are incurred, in accordance with the terms of the JOA's (as defined below).

4. The Parties will enter into mutually acceptable offshore operating agreements covering each Prospect, designating Santa Fe as Operator (the "JOA's").

5. After fulfilling its obligation as described in paragraph 3 above, RB will pay its proportionate fifty percent (50%) share of ongoing costs relative to the Prospects, including drilling and development costs, as provided in the JOA's, and Santa Fe will do likewise.

6. In the event of a discovery of hydrocarbons in commercial quantities on one or more of the Prospects, RB shall pay to Santa Fe the amount of $500,000 for the first discovery on each Prospect. Such amount will be paid thirty (30) days after the date of the first sale of production from each such discovery. Only one $500,000 payment per Prospect will be due and only in the event of a discovery on such Prospect.

7. The Parties agree that Total Offshore Production Systems ("TOPS"), a joint venture in which RB has an ownership interest, shall be the designated contractor of the Parties for the development of any discoveries made under the Program (exclusive of drilling, completion, or other downhole operations), such work to be undertaken by TOPS, at the option of the Parties exercised under the relevant JOA's, either on the basis of a mutually agreeable fixed turnkey price or on the basis of reimbursement of TOPS documented costs (including overhead) plus a fixed 15% markup on such costs. Alternative incentive and/or gainshare provisions shall be subject to mutual agreement between TOPS and the Parties.

8. TOPS will make a presentation to Santa Fe regarding the development technology and operations that will be employed by TOPS in its performance of the work on each Prospect.

9. Santa Fe has contracted with Diamond Offshore Drilling, Inc. for the Ocean Whittington rig to drill the initial well in each Prospect, with the exception of Prospect Amundsen. Prospect Knight is the initial Prospect to be drilled under the Program (currently scheduled in the second quarter of 1997), subject to lease award. The Parties will mutually agree on the drilling order following Prospect Knight, taking into account minimizing rig mob/demob.

10. The Parties will execute other agreements including, but not limited to the JOA's, as may be necessary to carry out the intent of the Parties. At closing Santa Fe shall assign an undivided fifty percent (50%) record title interest in each such Lease, free and clear of all liens and encumbrances (other than RB's obligation to pay all exploration and drilling costs up to a maximum of $24,353,610 as described in paragraph 3 above and the royalty provided therein) and with all cash bonus and delay rentals paid to date, to RB, subject to the approval of the MMS, each such assignment to be substantially in the form attached as Exhibit "A" hereto. In the event any such approval has not been obtained within one year after the date of closing, or such other time period as may be mutually agreed by the Parties, each non-approved assignment shall be deemed to be void, and Santa Fe shall return to RB that portion of the amount paid by RB as specified in paragraph 3 above attributable to the Lease covered by each such non-approved assignment.

11. RB will have seventy-five (75) days from the date of a technical presentation by Santa Fe, to be held on or about December 16, 1996, in which to elect to acquire fifty percent (50%) of Santa Fe's interest in one or more of seven additional prospects (Scott, Cortez, DeLong, Baritone, Columbus, Boone, Stefansson), on the same terms and conditions as set forth herein, and in accordance with the Schedule attached hereto as Exhibit "B". Leases for Scott, Cortez, DeLong, Baritone and the south half of Columbus have been awarded to Santa Fe. Lease award for the north half of Columbus, Boone and Stefansson are pending.

12. This Agreement is not assignable by either Party without the express prior written consent of the other Party. The interest in the Leases to be acquired by RB in accordance with Section 10 above shall not be assigned by RB without the prior written consent of Santa Fe, which shall not be unreasonably withheld. Notwithstanding the foregoing, neither party shall sell, assign or transfer its interests in the Leases to a third party without first offering to sell such interests to the other Party hereto on substantially the same terms and conditions.

1. Except as is otherwise provided herein the respective obligations and liabilities of the Parties shall be several, not joint or collective, and each Party shall be responsible only for its own obligations. It is not the purpose or intention of this Agreement to create a relationship whereby the Parties shall be liable for acts, either of commission or omission, of the other Parties, except within the limited scope of authorized joint venture activity.

1. This Agreement represents the entire understanding of the parties with respect to the basic terms and conditions and supersedes all prior agreements, understandings and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof, with the exception of the Confidentiality Agreement referred to in paragraph 3 hereof. No modification of this Agreement shall be binding unless executed in writing by the Parties.

1. This Agreement shall be effective as of the date first written above and, when executed by an authorized representative of each Party, shall constitute a fully effective and binding document.


SANTA FE ENERGY RESOURCES,  INC.      READING & BATES DEVELOPMENT CO.



By:____________________________      By:______________________________
       A. T. McCarroll                       D. C. Toalson
       Division Manager, Exploration         President
       Gulf Division